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                                                                 EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Verso Technologies, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-37013, 333-53965, 333-66292 and 333-45028) and Form S-8 (Nos.
333-74258, 333-74264, 333-59372, 333-92337, 333-85107, 333-80501 and 333-26015)
of Verso Technologies, Inc. of our report dated February 23, 2002, except as to
Note 15, which is dated as of March 29, 2002, with respect to the consolidated balance sheets of Verso Technologies, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows, for each of the years in the two-year period ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Verso Technologies, Inc.

Our report refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/ KPMG LLP

Atlanta, Georgia
April 1, 2002